   As filed with the Securities and Exchange Commission on November 26, 1997
                                              Registration No. 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            FARO TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

            Florida                                          59-3157093
    ---------------------------                      ------------------------
    (State or other jurisdiction                          (I.R.S. Employer
 of incorporation or organization)                       Identification No.)


   125 Technology Park, Lake Mary, Florida                    32746
  (Address of Principal Executive Offices)                 (Zip Code)

                 FARO TECHNOLOGIES, INC. 1993 STOCK OPTION PLAN
                            (Full Title of the Plan)

                            GREGORY A. FRASER, PH.D.
              Executive Vice President and Chief Financial Officer
                            FARO Technologies, Inc.
    125 Technology Park, Lake Mary, Florida 32746, Telephone: (407) 333-9911
                    (Name and Address of Agent For Service)

                                 (407) 333-9911
         (Telephone Number, Including Area Code, of Agent For Service)

                                    COPY TO:
                             MARTIN A. TRABER, ESQ.
                                Foley & Lardner
           100 North Tampa Street, Suite 2700, Tampa, Florida 33602,
                             Telephone: (813) 229-2300


                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
               Title of
             Each Class of                                    Proposed Maximum    Proposed Maximum
              Securities                   Amount to be        Offering Price        Aggregate            Amount of
           to be Registered               Registered(1)          Per Share       Offering Price(2)     Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001 par value              1,000,000               (2)              $7,893,485             $2,392
====================================================================================================================================


(1) Plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plan.

(2) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the amounts shown are based on (i) 243,265 shares subject to outstanding options having an exercise price of $.36 per share, (ii) 133,218 shares subject to outstanding options having an exercise price of $3.60 per share, and (iii) 623,517 shares reserved for future grants under the Plan, the registration fee for which has been calculated using $11.75, the average of the high and low prices of the Registrant's Common Stock on November 20, 1997 as reported on the Nasdaq National Market.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated herein by reference:

                 (1) The Registrant's prospectus dated September 17, 1997 (Registration No. 333-32983);

                 (2) Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; and

                 (3) The description of the Registrant's Common Stock, par value $.001 per share set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (No. 0-23081) filed under the Securities Exchange Act of 1934.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

         The Registrant's Articles of Incorporation and Bylaws provide that the Registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Registrant may agree to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

         The indemnification provided by the Florida Act, and the Registrant's Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

         The Registrant has a standard policy of directors' and officers' liability insurance covering directors and officers of the corporation with respect to liabilities incurred as a result of their service in such capacities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Articles of Incorporation or Bylaws of the

Registrant or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.


     EXHIBIT
     NUMBER                                           DESCRIPTION
        4.1      FARO Technology, Inc. 1993 Stock Option Plan, as amended (filed as Exhibit 10.1 to the Registrant's
                 Registration Statement on Form S-1 (No. 333-32983) and incorporated herein by reference)

        4.2      Form of Stock Option Agreement for 1993 Stock Option Plan  (filed herewith)

        5        Opinion of Foley & Lardner as to the legality of the securities to be issued (filed herewith)

       23.1      Consent of Foley & Lardner (contained in its opinion filed herewith as Exhibit 5 and incorporated herein by reference)

       23.2      Consent of Deloitte & Touche LLP (filed herewith)

       24.1      Power of Attorney (found in Part II on Page II-3)

ITEM 9.  UNDERTAKINGS.

         The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, and the State of Florida on this 24th day of November, 1997.

                                        FARO TECHNOLOGIES, INC.



                                        By:  /s/ Gregory A. Fraser
                                           -------------------------------
                                           GREGORY A. FRASER
                                           Executive Vice President, Secretary,
                                           Treasurer, Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Simon Raab and Gregory A. Fraser, and each of them individually, his true and lawful attorney- in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

                     Signature                                        Title                               Date
                     ---------                                        -----                               ----
 /s/ Simon Raab                                    Chairman of the Board, President, Chief          November 24, 1997
 ------------------------------------------------  Executive Officer (Principal Executive
                    Simon Raab                     Officer), and Director

 /s/ Gregory A. Fraser                             Executive Vice President, Secretary              November 13, 1997
 ------------------------------------------------  Treasurer, Chief Financial Officer
                 Gregory A. Fraser                 (Principal Financial and Accounting
                                                   Officer), and Director

                                                   Director                                         November __, 1997
 ------------------------------------------------
                  Hubert d'Amours

 /s/ Philip Colley                                 Director                                         November 14, 1997
 ------------------------------------------------
                   Philip Colley
 /s/ Alexandre Raab                                Director                                         November 24, 1997
 ------------------------------------------------
                  Alexandre Raab

 /s/ Norman Schipper                               Director                                         November 17, 1997
 ------------------------------------------------
                Norman H. Schipper

 /s/ Martin Koshar                                 Director                                         November 14, 1997
 ------------------------------------------------
                   Martin Koshar

                                                   Director                                         November __, 1997
 ------------------------------------------------
                   Andre Julien
